UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2007

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 6, 2007, TXP Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a strategic investor/qualified institutional buyer pursuant to which the Company sold an aggregate of $1,000,000 in shares (the “Shares”) of the Company’s common stock, par value $.001 per share, at a per share purchase price of $0.25, together with (i) five year warrants to purchase 1,000,000 shares of common stock at an exercise price equal to $0.65 per share; (ii) five year warrants to purchase 1,000,000 shares of common stock at an exercise price equal to $0.75 per share; (iii) five year warrants to purchase 1,000,000 shares of common stock at an exercise price equal to $0.85 per share; and (iv) five year warrants to purchase 1,000,000 shares of common stock at an exercise price equal to $1.00 per share (collectively, the “Warrants”).

The exercise prices of the Warrants are subject to adjustment in certain events, including, without limitation, upon the Company’s consolidation, merger or sale of all of substantially all of its assets, a reclassification of the Company’s common stock, or any stock splits, combinations or dividends with respect to the Company’s common stock.

In addition, the Purchase Agreement provides for the filing of a registration statement by the Company with the Securities and Exchange Commission registering the Shares and the shares of common stock issuable upon exercise of the Warrants. The Company is obligated to file the registration statement no later than December 15, 2007 and to use its best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission no later than 90 days after filing. If the Company does not meet the aforementioned filing and effectiveness deadlines (together, a “Non-Registration Event”), it shall pay to the investor an amount equal to 1% of the purchase price of the Shares and the Warrants, in cash or at the investor's election in shares of common stock, for each 30 days or part thereof for the first 60 days after the occurrence of a Non-Registration Event and 2% for each 30 days or part thereof thereafter; provided, however, that the aforementioned liquidated damages shall only accrue, if at all, for 12 months after the closing date.

Moreover, as previously reported by the Company in its Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 5, 2007 and July 18, 2007, on March 30, 2007 the Company consummated a Securities Purchase Agreement (the “Cornell Purchase Agreement”) with Cornell Capital Partners L.P. (“Cornell”) providing for the sale by the Company to Cornell of its 6% secured convertible notes in the aggregate principal amount of $5,000,000 (the “Notes”). Under the Cornell Purchase Agreement, the Company also issued to Cornell five-year warrants to purchase (i) 1,500,000 shares of common stock at a price equal to $0.60 per share; (ii) 1,000,000 shares of common stock at a price equal to $0.75 per share; (iii) 750,000 shares of common stock at a price equal to $0.85 per share; and (iv) 600,000 shares of common stock at a price equal to $1.00 per share.

The Notes bear interest at a rate equal to 6% per annum and are convertible at any time into shares of common stock of the Company at a conversion price per share equal to $0.41 (the “Conversion Price”); provided however, that in the event that the Company has not raised at least $1,000,000 in additional equity capital between the closing date and the date that is 120 days after the closing date, the Conversion Price shall automatically become $0.25 per share.

On July 13, 2007, the Company and Cornell entered into an amendment to the Notes pursuant to which the Company was granted 210 days after the closing date to raise at least $1,000,000 in additional equity capital. In exchange, the Company agreed that the Notes will bear interest at a rate equal to 10% per annum beginning on July 29, 2007, which represents the 121st day from March 30, 2007, until such date as the additional equity capital is raised in full, at which such time the interest rate shall revert back to 6% per annum.

Due to the entry into the Purchase Agreement on September 6, 2007, the Company has satisfied the requirement set forth in the Notes to raise at least $1,000,000 in additional equity capital between the closing date and the date that is 210 days after the closing date and accordingly, the Conversion Price will not be adjusted to $0.25; provided however, that the Company and Cornell mutually agreed that the interest rate of the Notes will not revert back to 6%, but will be 8% per annum.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investor is an accredited investor and/or qualified institutional buyer, the investor had access to information about the Company and its investment, the investor took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
10.1	Securities Purchase Agreement dated as of September 6, 2007 by and between TXP Corporation and Dyna Porter International Limited.

10.2	$0.65 Warrant of TXP Corporation dated as of September 6, 2007 issued to Dyna Porter International Limited.

10.3	$0.75 Warrant of TXP Corporation dated as of September 6, 2007 issued to Dyna Porter International Limited.

10.4	$0.85 Warrant of TXP Corporation dated as of September 6, 2007 issued to Dyna Porter International Limited.

10.5	$1.00 Warrant of TXP Corporation dated as of September 6, 2007 issued to Dyna Porter International Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: September 11, 2007	By:	/s/ Michael Shores
Michael Shores
Chief Executive Officer